SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
(Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Old Republic International Corporation
(Name of Registrant as Specified In Its Charter)

Old Republic International Corporation
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0.11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:[1]

4)	Proposed maximum aggregate value of transaction:

1           Set forth the amount on which the filing fee is calculated and state how it was determined

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

EXPLANATORY NOTE:  These revised proxy solicitng materials are being filed to include both the Schedule 14A and the form of proxy card as an appendix to the proxy statement rather than as exhibits.  In addition, the form of the proxy card filed herewith includes the complete text of the porxy card provided to Old Republic's stockholders.  Except as described above, Old Republic has not modified or updated any other disclosures presented in the proxy soliciting materials filed on April 10, 2009.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE.............................................................	3:00 P.M., Central Daylight Time, Friday, May 22, 2009

PLACE...........................................................................	Old Republic Building 22nd Floor Conference Center 307 N. Michigan Avenue Chicago, Illinois 60601

ITEMS OF BUSINESS.....................................................	● To elect four members of the Class 1 Board of Directors, each for a term of three years.
● To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public acocunting firm for 2009.
● To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE...............................................................	You can vote if you are a shareholder of record on March 23, 2009.

ANNUAL REPORT TO SHAREHOLDER............................
Our annual report to shareholders for the year 2008 is printed together with this proxy statement. The Company’s Forms 10-K and 10-Q may be also accessed through our Website at www.oldrepublic.com or by writing to Investors Relations at the above Company address.

PROXY VOTING..............................................................	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone.

April 1, 2009	By Order of the Board of Directors
Spencer LeRoy III Senior Vice President, General Counsel and Secretary

Page No.	Table of Contents
1	General Information
1	Voting Procedures
1	Shareholder Proposals for the 2010 Annual Meeting
1	Other Matters for the Shareholder Meeting
1	Electronic Delivery of Proxy Material
2	Expenses of Solicitation
2	Principal Holders of Securities
3	Section 16(a) Beneficial Ownership Reporting Compliance
3	Item 1: Election of Directors
4	Continuing Directors
4	Board of Directors’ Recommendation
4	Corporate Governance Overview
5	Procedures for the Approval of Related Person Transactions
5	Board of Directors’ Responsibilities and Independence
6	Board and Committee Membership
6	Committees of the Board
6	Audit Committee
6	Compensation Committee
7	Executive Committee
7	Nominating Committee
8	Item 2: Ratification of the Selection of an Independent Registered Public Accounting Firm
9	Board of Directors Recommendation
9	Audit Committee Report
9	Compensation Matters
9	Compensation Committee Report
10	Directors’ Compensation
10	Compensation Discussion and Analysis
10	Compensation Philosophy and Objectives
11	Executive Behavior Considered when Making Compensation Decisions
11	Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts
12-13	Summary Compensation Table
13	Annual Salary
14	Incentive Awards and Bonuses
14	Performance Recognition Plans
15	Nonqualified Deferred Compensation
15	Stock Option Awards
15	Stock Option Grants
16	Exercise of Stock Options
17	Equity Compensation Plan Information
18	Outstanding Equity Awards at Year End
18	Pension Plans
19	Pension Benefits
19	Employee Savings and Stock Ownership Plan
20	Other Benefits
20	Change of Control, Severance or Retirement
20	Financial Restatement
20	Tax Deductibility of Compensation
20	Stock Ownership Guidelines

(ii)

Proxy Statement
OLD REPUBLIC INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
May 22, 2009

GENERAL INFORMATION

This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company", “Old Republic” or “ORI”), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 22, 2009 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 1, 2009.

The proxy may be revoked at any time before it is voted by written notification addressed to the persons named therein as proxies, and mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

If the enclosed proxy is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election of the director nominees named below (or substitutes therefor if any nominees are unable or refuse to serve); for the selection of the Company’s independent registered public accounting firm (“independent auditors”); and in its discretion upon any other matters which may properly come before the meeting.

The Company has one class of stock outstanding, Common Stock, $1.00 par value per share ("Common Stock").  On February 2, 2009, 240,520,251 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 23, 2009 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

VOTING PROCEDURES

The General Corporation Law of the State of Delaware applies to the Company and specifies that unless the corporation's Certificate of Incorporation or By-laws provide otherwise, votes on matters presented at Shareholders’ Meetings are decided as follows: (1) directors are elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote, (2) amendments to the Company’s Certificate of Incorporation are determined by the affirmative vote of the majority of shares outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's Certificate of Incorporation and By-laws do not provide differently.

Under Delaware law the votes at the Company's Annual Shareholders’ Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

Shares beneficially owned but registered in the name of a broker or bank will be counted for the determination of a quorum for the meeting. If the broker or bank does not vote them (a “non-vote”), they will not be counted as having voted on the proposal. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 2009.

OTHER MATTERS FOR THE SHAREHOLDER MEETING

The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

ELECTRONIC DELIVERY OF PROXY MATERIAL

If you are a registered shareholder and have access to a computer and the Internet, you may receive future Annual Reports and Proxy Statements electronically. To sign up for electronic delivery, go to www.shareownersonline.com. Once you sign up, you will no longer receive a printed copy of the Annual Report or the Proxy Statement, unless you request one. Each year you will receive an e-mail explaining how to access the Annual Report and the Proxy Statement at the Company’s website www.oldrepublic.com.

EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $8,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

PRINCIPAL HOLDERS OF SECURITIES

The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each director and Executive Officer of the Company; and (iii) all directors and Executive Officers, as a group: (a) the total number of shares of Common Stock beneficially owned as of March 23, 2009 and (b) the percent of the class of stock so owned as of the same date:

		Amount and
		Nature of		Percent
	Name of	Beneficial		Of
Title of Class	Beneficial Owner	Ownership		Class(*)

Common Stock
Shareholders’ beneficial ownership	Franklin Resources, Inc.	20,226,538	(1)	8.4
of more than 5% of the Common	One Franklin Parkway
Stock (excluding directors)	San Mateo, California 94403-1906

	JP Morgan Chase & Co.	17,462,119	(1)	7.3
	270 Park Ave
	New York, New York 10017

	Old Republic International Corporation	15,105,638	(2)	6.3
	Employees Savings and Stock Ownership
	Plan
	307 N. Michigan Avenue
	Chicago, Illinois 60601

	Franklin Mutual Advisors, LLC.	12,514,814	(1)	5.2
	101 John F Kennedy Parkway
	Short Hills, NJ 07078

Other
		Shares		Shares		Percent
	Name of	Subject to	Shares Held by	Beneficially		Of
Common Stock	Beneficial Owner	Stock Options(*)	Employee Plans(*)(2)(3)	Owned(*)	Total	Class(*)

Directors’ and	Harrington Bischof	-	-	20,239	20,239	(4)	**
Executive	Jimmy A. Dew	524,313	181,275	545,538	1,251,126	(5)	0.5
Officers'	John M. Dixon	-	-	14,961	14,961		**
beneficial	James A. Kellogg	130,907	38,922	375,562	545,391		0.2
ownership	Leo E. Knight, Jr.	-	-	14,500	14,500		**
	Karl W. Mueller	74,000	1,518	3,400	78,918		**
	Christopher S. Nard	395,938	9,476	1,000	406,414		0.2
	John W. Popp	-	-	20,000	20,000		**
	R. Scott Rager	101,275	31,819	500	133,594		**
	William A. Simpson	624,501	-	409,280	1,033,781	(6)	0.4
	Arnold L. Steiner	-	-	826,438	826,438	(7)	0.4
	Fredricka Taubitz	-	-	14,000	14,000		**
	Charles F. Titterton	-	-	21,117	21,117	(8)	**
	Dennis Van Mieghem	-	-	14,050	14,050	(9)	**
	Steven R. Walker	-	-	30,000	30,000	(10)	**
	Rande K. Yeager	53,438	19,129	9,688	82,255		**
	Aldo C. Zucaro	1,567,250	372,157	1,050,080	2,989,487		1.3

	Executive Officers and
	directors, as a group (19)	3,922,885	701,517	3,456,194	8,080,596		3.4

*
Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

**	Less than one-tenth of one percent.
(1)
Reflects the number of shares shown in the most recent Schedule 13G filings with the Securities and Exchange Commission through February 15, 2009. Franklin Resources, Inc. reports that Franklin Advisory Services, LLC, Franklin Templeton Portfolio Advisors, Inc. and Fiduciary Trust Company International have sole voting power for 19,307,662, 773,376, and 2,600 shares, respectively, and sole dispositive power for 19,490,562, 733,376. and 2,600 shares, respectively. JP Morgan Chase & Co. reports that it has sole and shared voting power for 14,599,526 and 1,861,138 shares, respectively, and sole and shared dispositve power for 15,593,345 and 1,864,038 shares, respecitvely. Franklin Mutual Advisers, LLC reports that is has sole voting and dispositive power for all shares reported

(2)
Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan (“ESSOP”), a participant is entitled to vote the Company stock held by the ESSOP, the shares of which have been allocated to the participant's account. The Executive Committee of the Company, pursuant to the ESSOP, is authorized to vote the Company stock held by the ESSOP until such time as the shares of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have sole investment power with respect to unallocated stock and shared power for allocated stock held by the ESSOP. The Executive Committee is composed of Messrs. Bischof, Dixon, Popp, Steiner and Zucaro. The Trustees for the Trust established by the ESSOP are Messrs. LeRoy, Mueller, Rager and Zucaro. In addition to the ESSOP, the Old Republic International Employees Retirement Plan and two other retirement plans of subsidiaries hold an aggregate of 2,280,000 shares of the Company’s stock, not included in this table, for which the voting of these shares are controlled, directly or indirectly in a fiduciary capacity, by the Executive Committee. Also, American Business & Personal Insurance Mutual, Inc. (ABPIM) and its subsidiary Inter Capital Group, Inc. own 2,132,873 shares of the Company’s stock, not included in this table. ABPIM’s directors and senior officers are also Executive Officers of the Company.

(3)
Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or Executive Officer as a participant in the ESSOP or other Profit Sharing Plans sponsored by subsidiaries. Excludes those shares for which the director or Executive Officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. Includes shares of the Company’s stock held by the RMIC Profit Sharing Plan for Messrs. Dew and Simpson and shares of the Company’s stock held by the Great West Casualty Corporation Profit Sharing Plan for Mr. Rager.

(4)	Includes 8,437 shares held in trust for Mr. Bischof’s benefit.
(5)	Includes 209,471 shares owned by Mr. Dew's wife.
(6)	Includes 134,648 shares owned by Mr. Simpson's wife and 40,792 held in an IRA trust for Mr. Simpson’s benefit.
(7)
Includes 270,237 shares owned by Mr. Steiner directly, 465,000 shares held in trust for Mr. Steiner's children, for which he is a co-trustee, and 91,201 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.

(8)	Includes 4,958 shares held in IRA and SEP-IRA trusts for Mr. Titterton’s benefit.
(9)	Includes 1,250 shares owned by Mr. Van Mieghem’s wife and 6,125 shares held in an IRA trust for Mr. Van Mieghem’s benefit.
(10)	Includes 16,925 shares held in IRA and SEP-IRA trusts for Mr. Walker’s benefit and 6,000 shares held by his wife.

SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Based solely on reports and other information submitted by Executive Officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2008 all reports required by Section 16(a) have been properly filed.

ITEM 1
ELECTION OF DIRECTORS

      The following table lists all nominees and continuing directors of the Company. Four Class 1 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. Mr. Knight, who was previously a Class 3 director, was moved to Class 1 as the Company’s By Laws require that the directors be assigned as equally as possible among each of the three classes. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company does not expect such an occurrence. All of the nominees have consented to be slated and to serve as directors if elected.

		Positions with Company, Business Experience and
Name	Age	Other Directorships

Nominees for Election

CLASS 1 (Term expires in 2012)

Harrington Bischof	74	Director since 1997; President of Pandora Capital Corporation since 1996; formerly Senior Advisor, Prudential Securities, Inc.

Leo E. Knight, Jr.	63
Director, since 2006; formerly Chairman and Chief Executive Officer of National City Mortgage Company, Dayton, Ohio, an insured of the Company’s subsidiary, Republic Mortgage Insurance Company, for more than the past five years. Mr. Knight is also a director of Merscorp, Inc.

Charles F. Titterton	67	Director since 2004; Formerly director - Insurance Group with Standard & Poor’s Corp. until 2003.

Steven R. Walker	63
Director since 2006; formerly Senior Counsel and Partner with Leland, Parachini, Steinberg, Matzger & Melnick, LLP, attorneys, San Francisco, California, which has provided legal services to Old Republic Title Company, an Old Republic subsidiary, during more than the last five years.

Continuing Members

CLASS 2 (Term expires in 2010)

Jimmy A. Dew	68	Director since 1980; Vice Chairman of Republic Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years.

John M. Dixon	69
Director since 2003; Director of Amsted Industries Incorporated, Chicago, Illinois; formerly Chief Executive Partner with the law firm of Chapman and Cutler, Chicago, Illinois until his retirement in 2002.

John W. Popp	86	Director since 1993; formerly Partner with the accounting firm of KPMG LLP until his retirement in 1982.

Dennis P. Van Mieghem	68	Director since 2004; formerly Partner with the accounting firm of KPMG LLP until his retirement in 1998.

Continuing Members

CLASS 3 (Term expires in 2011)

William A. Simpson	67	Director since 1980; Chairman of Republic Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years.

Arnold L. Steiner	71	Director since 1974; retired for more than the past five years; formerly President of Steiner Bank, Birmingham, Alabama.

Fredricka Taubitz	65
Director since 2003; until 2000, Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp.; until 1985, Partner with the accounting firm of Coopers & Lybrand, now PricewaterhouseCoopers LLP.

Aldo C. Zucaro	69	Director since 1976; Chairman of the Board and Chief Executive Officer of the Company and various subsidiaries for more than the past five years.

BOARD OF DIRECTOR’S RECOMMENDATION CONCERNING THE ELECTION OF DIRECTORS

      The Board of Directors recommends a vote FOR the Class 1 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary.

CORPORATE GOVERNANCE OVERVIEW

      For several years the Company has been guided by many of the principles of director independence and qualifications now required by the rules of the SEC and New York Stock Exchange (“NYSE”).  Subsequent to the promulgation of these regulations, the Company codified a number of its existing governance practices and adopted all additional practices required by these rules. Seventy-five percent (75%) of the Company’s current Board membership is considered to meet the appropriate criteria for independence. The Audit, Compensation and Nominating Committees of the Board are comprised entirely of independent directors who possess the professional qualities set forth by these regulations. The Company’s Board of Directors has a Lead Director who chairs the separate meetings of the independent directors.

While information appearing on the Company’s website is not incorporated by reference in this Proxy statement, the Company’s Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers and its Code of Business Conduct and Ethics, may be viewed on line on Old Republic’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request to the Investors Relations Department at the Company’s Chicago Home Office.

Shareholders of the Company may communicate with the Board of Directors as a whole or with any individual director. The communications must be in writing and sent in care of the Company’s Secretary at the Company’s office. The Secretary will promptly forward the communications to the intended recipient.

PROCEDURES FOR THE APPROVAL OF RELATED PERSON TRANSACTIONS

In addition to its Code of Business Conduct and Ethics and a Code of Ethics for The Principal Executive Officer and Senior Financial Officers, Old Republic also has a Conflict of Interest Policy which is circulated annually to all directors and officers of the Company and its subsidiaries. This policy states that no director, officer, or employee of the Company or its subsidiaries may acquire or retain any interest that conflicts with the interest of the Company. This includes direct or indirect interests in entities doing business with the Company or its subsidiaries. If such a conflict occurs, the director or employee involved is required to make a written disclosure of this matter to the Company. The directors, officers and affected employees are required to notify the Company of the actual or potential existence of a related party transaction, as defined by SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is the affected director, in which case he or she is required to notify the Lead Director. Executive Officers are required to notify the Chief Executive Officer (“CEO”), unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Lead Director as appropriate. Under the Procedures, the CEO, Chairman or Lead Director as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Lead Director, as applicable, believes that an actual or potential related party transaction exists, then he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for the Company to take. Any director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by the Company with respect to such transaction.

THE BOARD OF DIRECTORS’ RESPONSIBILITIES AND INDEPENDENCE

The Board of Directors’ main responsibility is to monitor the overall operations of the Company on behalf of the shareholders. It views its primary mission as (a) ascertaining that strategies and policies are in place to encourage the growth of consolidated earnings and shareholders equity over the long term, while increasing the Company’s regular dividend payout; (b) ascertaining that the Company’s business is managed in a sound and conservative manner that takes into account the public interest vested in the all-important business of its insurance subsidiaries; and (c) providing advice to management on business opportunities and strategies. Board members are kept informed of the Company's proposed plans and business objectives, results of operations and financial condition, through periodic internal and published reports provided to them by management.

The Board met four times, once each quarter, and participated in two interim telephone meetings in 2008. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and Committees on which each served. The Company does not require its Board of Directors to attend annual meetings of its shareholders. The meetings are conducted by the Chairman of the Board and Chief Executive Officer who is the designated spokesperson for the Corporation and represents the entire Board for these and other purposes.

Nine of the Company’s directors are deemed independent as that term is used in Section 303A.02 of the Listing Standards of the NYSE. Neither they nor any members of their immediate families had any relationships whatsoever with the Company during 2008 or the two years prior to that, apart from their directorships. The independent directors who are listed below selected from among themselves a Lead Director; and met on a regular basis during 2008 in executive sessions without management present. The Lead Director position rotates periodically among the independent directors. His or her successor is nominated by the Nominating Committee and elected by the independent directors. The Lead Director for 2008 was Arnold L. Steiner. Any interested party wishing to express concerns to the Lead Director or the independent directors may do so by writing to:

(Director’s Name)
C/O Corporate Secretary
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601

The Company’s Secretary will promptly forward all such correspondence to the Lead Director or independent director to whom it is addressed.

The following table shows the membership in the Board and Committees thereof:

BOARD AND COMMITTEE MEMBERSHIP (as of March 31, 2009)

	Independent	Other	Committee Membership
Director	Directors(a)	Directors(b)	Executive	Audit	Nominating	Compensation
Harrington Bischof	X		X		X(d)	X
Jimmy A. Dew		X
John M. Dixon	X		X		X	X(c)
Leo E. Knight, Jr.	X			X(d)(e)	X
John W. Popp	X		X	X(c)(e)		X
William A. Simpson		X
Arnold L. Steiner	X(f)		X		X	X
Fredricka Taubitz	X			X(d)(e)		X
Charles F. Titterton	X			X(e)	X(c)
Dennis P. Van Mieghem	X			X(e)		X(d)
Steven R. Walker	X				X	X
Aldo C. Zucaro		X	X(c)
Number of scheduled meetings during 2008	4	4	5	5	4	5
Number of written consents and telephone meetings during 2008	2	2	2	3	-	-
(a) Independent director as that term is defined in SEC Rules and the Listing Standards of the NYSE.  (b) The Other Director classification includes all directors who are members of management, or do not currently meet the standard indicated at (a) above.   (c) Chairman   (d) Vice-Chairman   (e) Financial Experts as that term is defined in SEC Regulation S-K.  (f) Lead Director.

COMMITTEES OF THE BOARD

The Board of Directors has four principal standing committees:

The Audit Committee is empowered to monitor the integrity of the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications and performance of the Company’s internal auditors and independent auditors, and to appoint the Company’s independent auditors. The Committee also is required to annually make a report which is printed below. The Committee operates pursuant to a written charter approved each year by the Board of Directors and performs an annual self-evaluation. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are also available to shareholders upon request.

The Audit Committee held five meetings during 2008. In addition there were three telephone conference calls held with the Company’s independent auditors and management prior to the Company’s filing of quarterly reports on SEC Form 10-Q.

Each Audit Committee member is considered to be independent, as that term is defined in SEC Rules and the NYSE’s Listing Standards. All five members of the Committee, Messrs. Knight, Popp, Titterton, Van Mieghem and Ms. Taubitz, are deemed to qualify as audit committee financial experts, as that term is defined in SEC Regulation S-K. No member served on the audit committees of three or more unrelated publicly held companies.  The current members of the Audit Committee are as follows:

Audit Committee
Leo E. Knight, Jr., Vice-Chairman	John W. Popp, Chairman
Fredricka Taubitz, Vice-Chairman	Charles F. Titterton
Dennis P. Van Mieghem

The Compensation Committee assists the Board in fulfilling its responsibility for the oversight of the Company’s benefit plans, evaluating the performance of the Company’s CEO and other Executive Officers (collectively, the “Executive Officers”), fixing their annual salaries, approving incentive and stock option plans and awards, and reviewing and evaluating any other compensation or benefits. The Committee consults with the CEO as to the performance, compensation and awards of Executive Officers other than the CEO. The Committee is also responsible for reviewing directors’ compensation. The Committee also is required to annually produce a report which is printed below and is subject to an annual performance self-evaluation. The Committee operates pursuant to a written charter approved each year by the Board of Directors. While information appearing on the Company’s website is not incorporated by reference in this Proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Committee is composed of seven directors. Each member of the Committee is considered independent in the judgment of the Company’s Board of Directors and according to the listing standards of the NYSE. As part of its function, the Committee has retained an independent compensation consultant, (Frederic W. Cook & Co., Inc.), to review the Company’s compensation programs and its procedures for setting compensation for the Company’s Executive Officers. The consultant’s review in 2006 included a comparison of the compensation and benefit programs of companies similar in size, operation and organization as the Company, including a review of a peer group of companies determined by the Committee to be appropriate for comparison. The Peer Group of Companies is identified in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. The Committee did not consider it necessary to have the consultant review the Company’s compensation and benefit programs during 2007, but met with the consultant in 2008 to discuss them. The current members of the Compensation Committee are as follows:

Compensation Committee
Harrington Bischof	John M. Dixon, Chairman
John W. Popp	Arnold L. Steiner
Fredricka Taubitz	Dennis P. Van Mieghem, Vice-Chairman
Steven R. Walker

The Executive Committee is empowered to exercise the Board of Directors’ authority between scheduled meetings, except as provided in the By-laws or otherwise limited by the provisions of the General Corporation Law of the State of Delaware. The Committee operates pursuant to a written charter. It is also authorized to evaluate the performance of the CEO and other senior executives, to review and approve the Company’s investment policy, to review and approve the Company’s dividend and capitalization policies, to monitor the Company’s Enterprise Risk Management and to annually review and evaluate executive succession plans. The Committee also oversees the Company’s pension and Employees Savings and Stock Ownership plans. The Executive Committee operates pursuant to a written charter approved each year by the Board of Directors. The current members of the Executive Committee are as follows:

Executive Committee
Harrington Bischof	John M. Dixon
John W. Popp	Arnold L. Steiner
Aldo C. Zucaro, Chairman

The Nominating Committee is empowered to oversee the Company’s policies relative to the size, composition and qualifications of the Board of Directors. The Committee is also authorized to establish procedures to identify and recommend qualified candidates for election to the Board, and to oversee compliance with corporate governance principles and procedures for the nomination process.  The Committee operates pursuant to a written charter approved each year by the Board of Directors, and performs an annual self-evaluation. While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. In the judgment of the Company’s Board of Directors each member of the Committee is considered independent pursuant to the Listing Standards of the NYSE.

The Board is composed of twelve persons of whom nine are classified as independent. It is the Company’s longer term objective to reduce the size of its Board to between nine and eleven members, and to aim for at least 80% representation by independent directors.

In considering director candidates, the Board of Directors, through the Nominating Committee, seeks to identify individuals who, as a minimum, will satisfy the requirements for director independence, who are, or have been, senior executives of businesses or professional organizations, and who have significant business, financial, accounting and/or legal backgrounds useful to the Company’s operations, markets and customer services. Additionally the Board looks for candidates possessing certain critical personal characteristics, most importantly: (i) respect within the candidate’s social, business, and professional community for his or her integrity, ethics, principles and insights; (ii) demonstrated analytic ability; and (iii) the candidate’s ability and initiative to frame insightful questions, to speak out when appropriate, to challenge questionable assumptions, and to disagree in a constructive fashion.

The Company’s insurance business is managed through three major insurance segments and one additional, much smaller segment, which, in the aggregate, are broadly diversified as to types of coverage and services provided. Each of the segments and their insurance subsidiaries are highly regulated by state and federal governmental agencies as to their business, accounting and financial reporting practices. In part as the result of the specialized nature of its businesses and their regulation, it is the Company’s view that at least two to four years are normally required for a new director to develop sufficient knowledge of the business to become a fully productive and effective contributor to the Company’s governance. Reflecting this, each director is expected to serve one or more three-year terms on both the Company’s Board and those of its key insurance subsidiaries, as well as on a number of Board committees. The commitment of a substantial expenditure of time for meeting preparation, meetings and travel is essential to the performance of a director’s responsibilities. Owing to the inherently long-term nature of much of the Company’s business, a demonstrated long-term orientation in a Board candidate’s business dealings is considered very important.  Further, a nominee must commit to acquiring and retaining during his or her tenure on the Board, a substantial ownership in the Company’s Common Stock. No director may have any significant conflict of interest or enter into any transaction with the Company or any of its subsidiaries which could be perceived to affect the director’s judgment in dealing with their affairs. Company policy prohibits any director from sitting on the boards of more than three other public companies. None of the Company’s current directors are members of the boards of any other public companies. Company policy also requires directors to submit a letter of resignation in the event they change jobs.

The Nominating Committee evaluates and proposes candidates to the Board at large for approval and slating.  It is the policy of the Nominating Committee to consider director candidates nominated by shareholders. Any name presented for consideration must be  submitted  to  the Committee’s  Chairman with a copy  to the Secretary  of the  Corporation no  later  than 120 days  before the anniversary of the date of the Company’s last previous proxy statement. It should be accompanied by a comprehensive description of the person’s qualifications plus additional sources of relevant information which will assist the Committee in its review of the person’s background and qualifications, and determination of fitness to serve. All candidates nominated by shareholders will be evaluated on the basis of the same minimum criteria and additional background qualifications and experience described above. A candidate who does not satisfy the minimum criteria qualifications will not be recommended by the Nominating Committee for membership on the Board. Given the long-term, regulated nature of the Company’s business, nominees will not be considered if they are regarded simply as representatives of a particular shareholder or group of shareholders with a short-term agenda and not oriented toward the demands of a regulated business vested with the public interest. The current members of the Nominating Committee are as follows:
Nominating Committee
Harrington Bischof, Vice-Chairman	John M. Dixon
Leo E. Knight, Jr.	Arnold L. Steiner
Charles F. Titterton, Chairman	Steven R. Walker

ITEM 2
RATIFICATION OF THE SELECTION OF AN INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

      In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers, LLP (“PwC”), an independent registered public accounting firm, to be the Company’s auditor for the year 2009. This selection which is subject to a review of the fee proposal and the proposed scope of the audit, has been approved of by the Board of Directors. As a matter of good corporate governance, the Board of Directors is asking and recommending that the shareholders ratify this selection subject to the Committee’s acceptance of PwC’s fee proposal and the proposed scope of the audit. The Company is not required to take any action as a result of the out-come of the vote on this proposal. However, in the event the shareholders fail to ratify this selection, the Board of Directors and Committee may investigate the reasons for the shareholders rejection and may consider whether to retain PwC or to appoint another independent auditor. Even if the selection of PwC is ratified, the Board of Directors and Committee at their discretion, may direct the appointment of a different independent registered public accounting firm if they believe that such a change would be in the best interests of the Company and its shareholders.

For more than the past five years, the Committee has selected PwC as the Company’s independent registered public accounting firm (“independent auditors”) to examine it’s consolidated financial statements. A member of PwC will be invited to attend the Company’s Annual Meeting of Shareholders. He or she will be provided with an opportunity to make a statement if so desired, and be available to respond to appropriate questions.

PwC’s aggregate fees incurred by the Company for professional services for the past five years are shown below. The Company has been advised that PwC’s much greater fees for 2004 through 2008 are primarily reflective of the firm’s added work to comply with its interpretation of the requirements imposed by the Sarbanes Oxley Act and the Public Companies Accounting Oversight Board.

						Pre-Sarbanes
						Oxley
						Average
Type of Fees	2008	2007(a)	2006	2005	2004	2003 - 2001
Audit Fees	$ 3,407,078	$ 3,268,527	$ 3,994,716	$ 3,935,418	$ 6,619,745	$ 1,516,181
Audit Related Fees (b)	488,058	472,874	495,238	569,707	456,184	287,979
Tax Fees	8,027	8,481	7,093	8,772	8,199	-
All Other Fees	3,287	3,816	3,390	3,000	8,411	2,715
Total	$ 3,906,450	$ 3,753,698	$ 4,500,437	$ 4,516,897	$ 7,092,539	$ 1,806,876

(a) The total 2007 fees of $3,753,698 shown above are $146,722 higher than previously reported, and reflect final billing adjustments by PwC subsequent to the preparation of the 2008 Proxy Statement.
(b) Includes fees relating to audits of the Company’s various benefit plans and actuarial opinions on certain loss and loss adjustment expense reserves required by insurance regulations. Beginning in 2006, the audits of some of the benefit plans were performed by other auditors. Beginning in 2007, certain actuarial opinions required by insurance regulations were provided by a qualified actuary other than one associated with PwC.

The term “Audit Fees” refers to expenses covering (a) professional services rendered by PwC for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, (b) reviews without audit of financial statements included in the Company’s Forms 10-Q, and (c) services normally provided by PwC in connection with statutorily mandated audits of statutory financial statements and regulatory filings.  “Audit Related Fees” refers to fees for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. They consisted primarily of fees for independent actuarial opinions required for regulatory purposes on insurance subsidiaries’ claim reserves, audits of employee benefit plans, and assistance in certain state insurance department examinations. “Tax Fees” refers to fees for professional services rendered by PwC for tax compliance. The term “All Other Fees” refers to fees for products and services provided by PwC, other than those reported under the preceding categories, and consisted of charges for utilizing certain software for the Company’s Canadian insurance operations.

The Charter of the Audit Committee requires that it pre-approve all non-audit work by the Company’s independent auditors. In determining whether to approve non-audit services, the Committee considers whether the services in question facilitate the performance of the audit, improve the Company’s financial reporting process or are otherwise in the Company’s and its shareholders’ interests.  All of the Audit-Related Fees, Tax Fees and All Other Fees billed to the Company in 2008 were approved by the Audit Committee pursuant to the pre-approval waiver requirements of SEC Regulation S-X. The Audit Committee has determined that the other services and products provided by PwC were not incompatible with PwC’s independence as the Company’s auditors.

PwC has advised the Committee that all of its employees engaged in the Company's audit were its full-time permanent employees, and were independent of the Company.

BOARD OF DIRECTORS’ RECOMMENDATION CONCERNING THE RATIFICATION OF THE SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, subject to the Audit Committee’s approval of that firm’s fee and audit scope proposal for 2009. Proxies solicited by the Board of Directors will be voted for the selection of this firm unless shareholders specify to the contrary.

AUDIT COMMITTEE REPORT FOR 2008

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter, the Audit Committee (“Committee”) assists the Board in fulfilling its oversight responsibilities. While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. As part of its function, the Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for 2008.

The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. During 2008, the Committee reviewed the interim financial and other information contained in each quarterly report on Form 10-Q filed with the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, and the independent auditors prior to its filing. The Annual Report on Form 10-K was similarly reviewed. In addition, the Committee discussed with the independent auditors matters covered by applicable Statement on Auditing Standards (Communication with Audit Committees). The Committee also received the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed such matters with PwC. The Committee also met regularly with the Company’s legal counsel to review the status of litigation involving the Company or its subsidiaries and to ascertain that the Company complied with applicable laws and regulations.

Following all these discussions and reviews, the Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Leo E. Knight, Jr., Vice-Chairman	John W. Popp, Chairman
Fredricka Taubitz, Vice-Chairman	Charles F. Titterton
Dennis P. Van Mieghem

COMPENSATION MATTERS

COMPENSATION COMMITTEE REPORT FOR 2008

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Committee met its oversight responsibilities through March 2009 by reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (CD&A) contained in this proxy statement. Based upon this review and its activities during 2008, the Committee recommended that the CD&A be included in this proxy statement.

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries, nor has any Executive Officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

Harrington Bischof	John M. Dixon, Chairman
John W. Popp	Arnold L. Steiner
Fredricka Taubitz	Dennis P. Van Mieghem, Vice-Chairman
Steven R. Walker

The Corporation’s Compensation Policies for Directors and employees are set forth below.

Directors’ Compensation

Independent directors receive an annual retainer of $90,000 plus an additional annual fee of $10,000 for each committee on which they serve. The Lead Director, Mr. Steiner, and the chairmen of the Nominating and Compensation committees, Messrs. Titterton and Dixon, respectively, each receive an additional annual retainer of $10,000. Mr. Popp as Chairman of the Audit Committee is paid an additional annual retainer of $15,000. Each of the Committees’ Vice-Chairmen receives an additional retainer of $5,000. Independent directors also serve as directors of regulated subsidiary companies and these fees cover service on such subsidiary boards and related committees. Directors’ compensation is reviewed annually, and any changes are recommended by the Compensation Committee, in consultation with the CEO and any independent consultant retained by the Committee for that purpose. The Committee’s recommendations are in turn voted upon by the full Board.

Non-employee directors are not currently eligible for stock option awards. Incentive compensation awards, deferred compensation awards or pensions are currently limited to eligible full time employees. Mr. Zucaro as an employee and Executive Officer of the Company has his compensation reported in the Summary Compensation Table shown elsewhere in this proxy statement. Messrs. Dew and Simpson, who as of December 31, 2008 were retired, have their compensation reported in the Director Compensation table that follows. This table reports their salaries, the value of options awards and cash and deferred compensation awards, (of which none were granted), the exercise of stock options and the value of perquisites for the year 2008. Other than their participation in a 401(k) program sponsored by Republic Mortgage Insurance Company, (“RMIC”), a subsidiary company, neither Messrs. Dew or Simpson participate in a pension plan sponsored by the Company or any subsidiary.

The following table lists the compensation paid to each director of the Company. The Company and its subsidiaries, also, either directly pay, or reimburse directors for travel, lodging and related expenses incurred in attending meetings.

2008 Compensation of Directors
(a) Name	(b) Fees Earned Or Paid in Cash	(c) Option Awards	(d) All Other Compensation	(e) Total
Harrington Bischof	$130,000	-	$ -	$130,000
Jimmy A. Dew	208,100(1)	-	423,794(2)(3)	631,894
John M. Dixon	128,334	-	-	128,334
Leo E. Knight, Jr.	114,167	-	-	114,167
John W. Popp	135,000	-	10,808(4)	145,808
William A. Simpson	228,100(1)	-	326,989(2)(3)	555,089
Arnold L. Steiner	130,000	-	-	130,000
Fredricka Taubitz	114,167	-	-	114,167
Charles F. Titterton	114,167	-	-	114,167
Dennis Van Mieghem	114,167	-	-	114,167
Steven R. Walker	110,000	-	-	110,000
(1)
Messrs. Dew and Simpson were not paid any director fees during 2008 but were paid salaries of $208,100 and $228,100, respectively, as Vice-Chairman and Chairman, of RMIC. Both retired effective on December 31, 2008 but continue as non executive Vice Chairman and Chairman of RMIC.

(2)
During 2008 Messrs. Dew and Simpson exercised stock options granted to them in 1999 for 84,375 and 56,250 shares, respectively. As a result, each realized pre-tax gains of $370,406 and $270,000, respectively.

(3)
During 2008, Messrs. Dew and Simpson received $23,558 and $33,484 for interest on deferred balances under the RMIC Key Employee Performance Recognition Plan and other minor amounts for the Company’s ESSOP and RMIC 401(k) matching contributions, the value of the Company’s group life insurance plan treated as income, the value of the personal use of a vehicle supplied for Company business and club dues incurred for Company business.

(4)	During 2008, Mr. Popp was credited with interest on the deferred balance of compensation due him from a subsidiary of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

     Compensation levels are set to enable the Company to attract and retain key executives and other associates critical to its long-term success. The Company believes that compensation paid to the Executive Officers with major policy setting responsibilities should be closely aligned with the performance of the Company on both a short-term and long-term basis. In this regard, performance is evaluated principally on the basis of achieved returns on equity and growth in operating earnings over multi-year periods. For all other Executive Officers, compensation is based in part on the foregoing financial factors as well as on their individual performances in supportive staff positions.

     Neither the CEO, Chief Financial Officer (CFO), nor other Executive Officers of the Company have employment contracts. Compensation for these persons is set annually by the Compensation Committee of the Board of Directors based either on its sole determination or in consultation with the CEO. The Company does not set any salary, incentive award or stock option targets or conditions for its Executive Officers which will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, the Company attempts to make the total compensation paid to Executive Officers reflective of the  financial  performance  actually  achieved,  and  in  certain  cases, their  individual  performances,  and  at  a  level  reasonably competitive with other companies in the insurance industry, including the peer group of companies in particular. In doing so, the Company does not measure each individual element of compensation against similar elements paid by other companies or its peer group. Nor is any compensation element or the total compensation paid to any executive based solely on comparisons with those of other companies or their executives. Even so, the Company believes the total compensation paid to its Executive Officers is within a median range for the insurance industry and its peer group.

The companies Old Republic has selected as members of its peer group for 2008 are: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, First American Corporation, MGIC Investment Corporation, Markel Corporation, The PMI Group, Inc., Stewart Information Services Corporation, Travelers Companies, Inc. and XL Capital Ltd. A comparison of the aggregate stock performance of this peer group and Old Republic’s appears in a five year chart in Part II of the Company Annual Report on Form 10K.

Executive Behavior Considered in Reaching Compensation Decisions

The Company rewards behavior which the Compensation Committee believes will lead to both short-term and long-term success. The Committee evaluates the Company’s CEO performance and compensation in the context of the following most significant factors:

●      Vision and planning for the Company’s future, principally on a long-term basis;
●      Strategies established and implemented to realize these plans;
●      Leadership qualities;
●      Judgment in making decisions regarding plans and general management of the Company’s affairs;
●      Commitment to achieving goals, especially when faced with adversity;
●	Ability in setting objectives and promoting the best interests of the Company’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and those of other stakeholders;
●	Adherence to high ethical standards that promote and protect the Company’s good name and reputation.

No particular component is given any greater weight than another. Rather, each Compensation Committee member subjectively reviews these characteristics in the aggregate and exercises his or her best business judgment in reaching conclusions. The Committee evaluates the other policy-making Executive Officers’ performance and compensation in consultation with the CEO and in the context of the above noted factors. The performance of non-policy-making Executive Officers is likewise reviewed by the Committee in consultation with the CEO.

Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts

     The compensation paid by the Company to its CEO and other Executive Officers is usually composed of the following basic elements:
●     Annual Salary;
●
Incentive awards including both cash and deferred amounts, based on earnings and return on equity achievements of the Company and its subsidiaries over multi-year periods, and in certain cases, bonuses based also upon their  individual performances.

●     Stock option awards; and
●     Miscellaneous other benefits such as pensions and health insurance programs.

The following table shows the segmented sources of Old Republic’s pre-tax and post-tax operating income. The level and trends in earnings of such segments and their past, present, and expected contributions to the Company’s growth in the shareholders’ equity account are important considerations in the determination of cash and stock option incentive compensation for policy-making Executive Officer in particular.

	Segmented Operating Results
	($ in Millions)
	2008	2007	2006	2005	2004
Pretax operating income (loss)(a):
General insurance	$ 294.3	$ 418.0	$ 401.6	$ 350.0	$ 333.0
Mortgage guaranty	(594.3)	(110.4)	228.4	243.7	224.5
Title insurance	(46.3)	(14.7)	31.0	88.7	62.5
Corporate and other (b)	13.5	15.1	-	(.1)	(17.2)
Total	(332.7)	308.0	661.1	682.4	602.9
Income taxes (credits) on operating income (loss)	(144.6)	81.3	208.6	173.2	198.8
Net operating income (loss) (a)	$(188.1)	$ 226.7	$ 452.4	$ 509.1	$ 404.1

(a)
Operating income is a non-GAAP reflection of the Company’s business results in as much as it excludes investment gains or losses from sales of securities or impairments in the value of portfolio securities.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and health insurance operation.

The following table shows a compensation summary for the Chairman and Chief Executive Officer, the Chief Financial Officer and the four policy-making Executive Officers responsible for operations of the Company and its major segments. Bonus and stock option awards for Messrs. Zucaro and Kellogg have been  based to a significant  degree on the Corporation’s consolidated results, those of Messrs. Rager, Nard, and Yeager on the results of the General, Mortgage Guaranty, and Title Insurance segments, respectively, and those of Mr. Mueller and other non-policy-making Executive Officers and associates on a composite of Old Republic’s segmented and consolidated results, as well as their individual performance evaluations by senior Executive Officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension Value
				Value of	and Nonqualified
				Stock	Deferred
Name and				Option	Compensation	All Other (5)		Total
Principal Positions	Year	Salary (1)	Bonus (2)	Awards(3)	Earnings (4)	Compensation		($)

Aldo C. Zucaro	2008	$776,146	$ 37,513	$ -	$ 50,547	$16,320		$ 880,526
Chairman & Chief	2007	767,813	38,090	936,000	343,737	17,719		2,103,359
Executive Officer	2006	741,146	726,019	1,528,800	283,680	20,237		3,299,882
	2005	711,279	1,096,929	486,990	-	25,313		2,320,511
	2004	693,203	662,400	1,874,744	-	24,598		3,254,945

Karl W. Mueller (6)	2008	370,833	103,724	133,843	15,876	7,807		632,083
Senior Vice President &	2007	358,333	190,927	109,313	11,232	7,527		677,332
Chief Financial Officer	2006	341,667	266,934	68,860	15,044	9,941		702,446
	2005	325,000	253,275	62,455	-	9,018		649,748
	2004	81,250	220,000	41,633	-	245		343,128

James A. Kellogg	2008	472,400	18,273	378,032	79,904	20,246		968,855
President & Chief	2007	467,400	18,632	157,783	(5,968)	13,402		651,249
Operating Officer	2006	413,233	449,186	98,344	104,700	17,737		1,083,200
	2005	357,400	421,948	48,621	-	15,766		843,735
	2004	344,067	375,260	70,872	-	17,354		807,553

Christopher S. Nard (6)	2008	375,333	31,209	305,267	-	17,106	(7)	728,915
President -	2007	351,833	31,702	252,323	-	33,521	(7)	669,379
Mortgage Guaranty	2006	343,500	784,135	262,815	-	36,138	(7)	1,426,588
Companies	2005	305,167	757,856	174,496	-	29,878	(7)	1,267,397

R. Scott Rager (6)	2008	420,000	498,629	57,000	-	5,364		980,993
President -	2007	374,500	486,440	257,400	-	487,109	(8)	1,605,449
General Insurance	2006	294,583	430,770	256,815	-	5,982		988,150
Companies

Rande K. Yeager	2008	316,063	-	45,600	96,186	10,967		468,816
President-	2007	299,383	-	23,400	26,509	9,550		358,842
Title Insurance	2006	284,450	500,000	81,900	74,460	10,260		951,070
Companies	2005	265,483	620,000	59,521	-	10,710		955,714
	2004	265,483	618,500	101,554	-	10,711		996,248

(1)	Effective January 1, 2007, no employee of the Company or any of its subsidiaries have received any director fees for attending
Board meetings of the Company or any of its subsidiaries. In the above table, each officer’s salary includes the non material amount of director fees for 2006 and prior years.
(2)
Includes the combined cash and deferred incentive compensation awards granted under the Company’s performance recognition plans or any similar plans maintained by subsidiaries of the Company. In this table, both the cash and deferred portions are attributed to the year on which the award was based, even though the award was granted in the following calendar year. Prior to 2007, these awards were split 50% each into cash and deferred amounts, except as to Mr. Yeager whose awards were and continue to be 100% cash. Beginning in 2007, the first $25,000 was paid in cash and the balance was split 50% each into cash and deferred amounts. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later. Beginning in 2007, the deferred portions accrue interest for awards made in 2005 and subsequent. For awards made prior to 2004 an interest equivalent multiplier may apply. See the Performance Recognition Plans section shown elsewhere in this proxy statement for additional information including information regarding bonus payments made other than under the Company’s incentive compensation plan or similar plans. The deferred amounts included in this column are shown without a present value discount but show the interest accrual on the deferred balances for the year.

The 2008 bonus shown for Messrs. Mueller and Rager represent a performance recognition award and interest ($12,924 and $23,629, respectively) on deferred incentive compensation plan balances outstanding at December 31, 2008. The 2008 and 2007 bonus for Messrs. Zucaro, Kellogg and Nard represent interest on their deferred incentive compensation plan balances.

(3)
The value of options is calculated pursuant to the Black-Scholes model which is also utilized in expensing stock option awards in the Company’s financial statements. The option values represent the estimated present value as of the date options were granted. Accordingly, the option awards included under this column were granted in the years shown and reflect, among other factors previously noted, an evaluation of earnings trends and returns on equity for prior years.

The significant facts and assumptions incorporated in the Black-Scholes model used to estimate the value of the options include the following:
a)
Options are issued with an exercise price equal to 100% of the per share value at the close of trading (the “Fair Market Value”) of Common Stock on the business day immediately preceding the date of grant (the “Grant Date”).

b)
The term of each option is 10 years (unless such terms are otherwise shortened or forfeited due to termination of employment) but it is assumed that these executives would hold these options for 8 years.

c)
Specific interest rates are used for valuing the awards. Such rates are predicated on the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the expected option life.

d)
A stock price volatility factor is utilized in valuing the option awards. This factor is calculated using daily stock prices for the period prior to the grant date corresponding with the expected option life.

e)	Expected annual dividend yields ranging between 6.5% and 3.5% are used in the calculation of the awards.

The ultimate value of the options will depend on the future market price of the Company’s Common Stock which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee may realize upon exercise of an option will depend on the excess of the market value over the exercise price on the date the option is exercised.

Pursuant to applicable accounting rules, the amounts shown equal that portion of the current years’ and prior years’ option expenses for grants that vested and were recognized in the Company’s consolidated financial statements during the listed year. As Messrs. Zucaro, Rager and Yeager would be considered fully vested based on their ages and years of service in the event of their retirement, the full Black-Scholes value of the options granted to them is listed in the year during which the options were granted. For Messrs. Mueller, Kellogg and Nard the value shown represents the listed year compensation cost attributable to that year’s award that is vested plus the amortized amount for awards made in prior years. As a result, a stock option expense is shown in Column (e) for 2008 with regards Mr. Kellogg even though no options were granted to him in that year. Please see the section captioned “Stock Options” for additional information concerning the vesting of stock options.

All values attributed to options granted in years 2004 to 2008 have proven to be non-existent through March 31, 2009 but the expenses related to the original values assigned to these options continue to be charged in the Company’s income statements as required by Generally Accepted Account Principles (“GAAP”).

(4)
Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans, including supplemental plans. The Company does not have any non-qualified deferred compensation plans that credit above market or preferential earnings to participants. No information is supplied for 2005 and 2004 as that information is unavailable.

(5)
Includes all minor amounts covering the Company’s matching contribution to the officers’ ESSOP account; the value of the Company’s group term life insurance plan treated as income; the value of the personal use of a vehicle supplied for Company business; and the personal value of meals and club dues incurred for Company business.

(6)
Mr. Mueller joined the Company as of October 1, 2004; Mr. Nard assumed additional responsibilities as an Executive Officer of the Company effective June 1, 2005; Mr. Rager assumed additional responsibilities as an Executive Officer of the Company and its General Insurance Companies effective June 1, 2006.

(7)	Includes the vested amounts accrued under the RMIC Profit Sharing Plan, of which their was none in 2008, and a minor amount attributed to a health program available to RMIC employees.
(8)	Includes a $400,000 relocation bonus and $84,362 in relocation expenses paid to Mr. Rager in connection with his move to the Company’s Chicago executive offices in 2007.

Annual Salary

      The Company’s objective in establishing annual salaries is to set them at amounts which:
1)	Are reasonably competitive in the context of prevailing salary scales in the insurance industry; and
2)	Provide a fixed, reasonable source of annual income.

The primary factors considered in varying degrees in establishing annual salaries are:

●  Business size and complexity of the operations with which the executive is associated;
●  The executive’s level of responsibility and experience;
●  The success of the executive’s business unit and evaluation of his or her contribution to that success.

When making these evaluations prevailing salary scales in the insurance industry, the annual consumer price index, trends in salary levels in published or private compilations and reports, and data contained in the proxy statements of publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each Executive Officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the CEO, as to Executive Officers other than the CEO himself. The Company believes its annual salary compensation level for Executive Officers is near the median for the insurance industry and its peer group.

The salaries of the Executive Officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other significant change in responsibilities. Prior compensation, prior cash and/or deferred incentive awards, bonuses or prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the CEO, CFO and other Executive Officers of the Company.

Incentive Awards and Bonuses

The Company uses incentive awards, comprised of both cash and deferred amounts, as well as bonuses. Incentive awards and bonuses are intended to afford eligible Executive Officers and certain key associates, an opportunity and incentive to increase their compensation.

Performance Recognition Plans

Under the Company's Key Employee Performance Recognition Plan (KEPRP) a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other Executive Officers. Employees eligible to share in this pool are selected by the Compensation Committee in consultation with the CEO. The Compensation Committee makes the sole determination with regard to the CEO's performance, eligibility and award from the pool, after deducting any pertinent earnings multiplier therefrom. The CEO then recommends the allocation of the balance of the pool to participants in the plan. Up to 50% of any one year’s pool amount may be carried forward for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Compensation Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Compensation Committee's evaluation of all such factors is subjective and based on the business judgment of its members.

Each year’s pool amount takes into account pre-established objectives approved by the Compensation Committee for return on equity and year over year growth in earnings. Calculation of the pool is made in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities. For the past five years the minimum returns so calculated ranged between 5.34% and 6.32%. The pool is, in turn, limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for the year. There is no prescribed limit as to how much of the year's available pool may be awarded to each participant.

Prior to 2007, there was an immediate payment in cash of 50% of any award, as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of the award was deferred and vested at the rate of 10% per year of participation. Beginning in 2007, the first $25,000 of any award, including any multiplier applied to a deferred balance, is paid in cash. For awards in excess of that amount, 50% of the excess is paid in cash and 50% is deferred. The deferred balance, if any, is credited with interest at a rate approved annually by the Compensation Committee. Pursuant to the terms of the plan, participants become vested in their deferred account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible or upon a change of control of the Company. Benefits are payable in a set number of equal installments, beginning no earlier than age 55, following termination of employment, death, disability, retirement or a change in control of the Company. Distributions for Executive Officers can begin no earlier than six months following their termination from service.

In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries, or segments of business such as the Mortgage Guaranty and Title Insurance segments. Such plans provide for the achievement of certain financial results and objectives as to each such entity.  Each of these plans operates in the same basic fashion as the Company’s Plan. The award pools for each plan are also established according to detailed formulas that take into account the increases in earnings, returns on equity in excess of a minimum target percentage, and other factors pertinent to each operating entity. Each separate subsidiary’s or operating center’s plan has a similar cash and deferred element, except for a few separate plans used for transaction-driven businesses, such as Title Insurance, which have historically been cash basis plans only.

Incentive awards are typically granted annually during the first quarter of the year to eligible employees who are employed as of the award date. This follows the receipt of independent auditors’ reports on the financial statements of the preceding year, and an evaluation of any pertinent and significant post balance sheet events and business trends.

The awards shown in the “Bonus” column of the preceding Summary Compensation Table for 2004, 2005 and 2006 were approved by the Compensation Committee following a review of the tangible factors cited at (a), (b), and (c) in the second paragraph of this section. As a result of the substantial decline in the earnings in 2007 and 2008 of the Company’s consolidated business and of its Mortgage Guaranty and Title Insurance segments in particular, no incentive awards or bonus payments were made to any of the policy-making Executive Officers responsible for the operations of the Company as a whole or the Mortgage Guaranty or Title Insurance units. In light of current business and financial conditions, the Compensation Committee, in consultation with the CEO, has determined to suspend the Company’s KEPRP (and certain other plans) pending adoption of a new plan. The current policy of the Compensation Committee is to grant bonus awards, if any, to non-policy making Executive Officers based upon a composite of the Company’s segmented results as well as their individual performance evaluations by senior Executive Officers.

The following table sets forth certain information regarding non-qualified deferred compensation awards made to the persons listed in the Summary Compensation Table and shows the proforma balances of such accounts as of December 31, 2008. The individuals listed had no discretion as to whether they wished to defer any awards made to them by the Company and were not permitted to voluntarily make contributions of their own to the Company’s KEPRP. The amounts shown as contributed to the named persons’ accounts were based upon their performance for that year even though the award itself was made after year end following the receipt of the independent auditors’ reports on the  financial statements of the Company, review of any  significant post balance sheet events, and their continued employment. Similarly, the amount earned on prior year balances and the aggregate balances for these persons are presented as of the date coincident with the calculation and the making of awards in mid-March 2009.

Nonqualified Deferred Compensation

Name	Registrant Contributions	Aggregate Earnings 2008	Aggregate Deferred Balance as of December 31, 2008
Aldo C. Zucaro	-	$ 37,513	$ 6,609,196
Karl W. Mueller	-	12,924	464,363
James A. Kellogg	-	18,237	1,468,826
Christopher S. Nard	-	31,209	2,201,520
R. Scott Rager	$ 225,000	23,629	1,788,523
Rande K. Yeager	-	-	-

Stock Option Awards

The Company believes that its CEO, CFO, Executive Officers, and other associates, who make a substantial contribution to long-term performance, should have an equity interest in the Company. The Company has maintained a non-qualified stock option plan for key employees of the Company and its participating subsidiaries for several decades. The current Plan was approved by the Company’s shareholders in 2006 and replaced a similar non-qualified stock option plans that had been in place for more than twenty-five years. Pursuant to the existing Plan the sum of option awards issued, when added to then outstanding options, may not be greater than 9% of the number of common shares issued and outstanding as of the end of the month immediately preceding the date of the awards. The objective of the plan is to encourage:

1)  an alignment of stockholder and employee interests,
2)  employee efforts to grow shareholder value, and
3)  a long-term commitment to the Company by participating employees.

Accordingly, stock option grants have not been limited solely to the CEO, CFO and Executive Officers. About six percent of all employees, received such awards during 2008. The factors considered when making stock option awards include:

      ● the achievements of the individual,
      ● the overall performance of the Company,
      ● the anticipated contributions of awardees to the Company’s future success.

No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the CEO, CFO and other Executive Officers is determined subjectively by the Committee using its business judgment, and in consultation with the CEO. The aggregate number of option shares granted over the past five years to all employees, including the CEO, CFO and the other Executive Officers of the Company has ranged from 0.9% to 1.1% of the then outstanding Common Stock of the Company. The aggregate value, determined from application of the Black-Scholes option valuation model, of each of the annual option grants for the past five years has averaged 1.67% of the Company’s pretax income.

Option awards are made once a year, usually during the first quarter following receipt of the independent auditors’ report on the financial statement for the preceding year. The Compensation Committee approves the total pool of option shares and the options granted to the CEO, CFO, and a number of the most senior executives of the Company and its subsidiaries. The options’ exercise price is the Fair Market Value of the Company’s Common Stock on the Grant Date. When making these awards the other sources of compensation for the participant, such as base salary and any other incentive awards, are taken into account so as to achieve a reasonable balance of cash and future income or value. The grant of options and their strike price are not linked to any Company action such as the release of earnings and have typically occurred during March of each year.

The following table sets forth certain information regarding options to purchase shares of Common Stock granted in 2008 to the Executive Officers listed in the Summary Compensation Table:

2008 Stock Option Grants
		All Other Option Awards:	Exercise or	Grant Date
	Grant	Number of Securities	Base Price	Fair Value of
Name	Date	Underlying Options	Of Option Awards	Option Award

Aldo C. Zucaro	-	-	-	-
Karl W. Mueller	3/19/08	25,000	$12.95	$ 38,000
James A. Kellogg	-	-	-	-
Christopher S. Nard	3/19/08	100,000	12.95	152,000
R. Scott Rager	3/19/08	37,500	12.95	57,000
Rande K. Yeager	3/19/08	30,000	12.95	45,600

The table which follows reflects related information emanating from the Compensation Committee’s meeting in March 2009:

2009 Stock Option Grants
		All Other Option Awards:	Exercise or	Grant Date
	Grant	Number of Securities	Base Price	Fair Value of
Name	Date	Underlying Options	of Option Awards	Option Award

Aldo C. Zucaro	-	-	-	-
Karl W. Mueller	3/25/09	15,000	$10.48	$ 13,116
James A. Kellogg	-	-	-	-
Christopher S. Nard	3/25/09	60,000	10.48	52,464
R. Scott Rager	3/25/09	10,000	10.48	8,744
Rande K. Yeager	3/25/09	20,000	10.48	17,488

The purchase price per share of Common Stock subject to an option is fixed by the Compensation Committee. Such purchase price was the fair market value of Common Stock on the Grant Date.

The term of each option was 10 years from the date of grant. Options are exercisable in accordance with the following vesting schedule: 10% at the end of the year of grant, and thereafter, annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. If the optionee dies, retires in good standing, after age 57, or becomes disabled, vesting acceleration occurs as indicated below.

Under all Option Plans, a change in control of the Company or the death, disability or retirement, in good standing, of an optionee after age 57, accelerates vesting to the extent of the higher of 10% of the shares covered for each year of service by the optionee or the actual vested percentage plus 50% of the unvested remaining shares.

Under the Company’s prior option plan, except for the grant made in 2002, which used an amended vesting schedule similar to the Plan, vesting occurs at an annual rate of 10% per year.  With respect to options granted prior to 2004, an employee's right to exercise an option is accelerated if the Company's Common Stock closes on the NYSE above the vesting acceleration price established by the Compensation Committee for the option. The vesting acceleration price was established by the Compensation Committee at the time of grant at the higher of 150% of the market value of the Common Stock at the date of the grant or 150% of the book value per Common Share as of the then most recent year end. The vesting acceleration price provision was eliminated for options granted after 2003; all option shares granted to Executive Officers prior to 2005 are now fully vested.

The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during 2008 by the Executive Officers named in the Summary Compensation Table.

Exercises of Stock Options During 2008

Option Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)
Aldo C. Zucaro	-	-
Karl W. Mueller	-	-
James A. Kellogg	-	-
Christopher S. Nard	30,000	$144,000
R. Scott Rager	-	-
Rande K. Yeager	-	-

Equity Compensation Plan Information

The following tables set forth certain information regarding securities authorized for issuance under equity compensation plans as of year end 2008 and as of the first quarter of 2009. The Company only has equity compensation plans that have been approved by the Company's shareholders.

Equity Compensation Plan Status as of Year End 2008
	Number of		Number of securities
	securities to be		remaining available for
	issued upon exercise	Weighted-average	future issuance under
	of outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by security holders	15,279,782	$17.81	5,873,078

Equity compensation plans not
approved by security holders	-	-	-

Total	15,279,782	$17.81	5,873,078

Equity Compensation Plan Status as of March 31, 2009
	Number of		Number of securities
	securities to be		remaining available for
	issued upon exercise	Weighted-average	future issuance under
	of outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by security holders	16,038,461	$17.46	5,611,434

Equity compensation plans not
approved by security holders	-	-	-

Total	16,038,461	$17.46	5,611,434

Note:  At year end 2008, and as of March 31, 2009, the aggregate number of shares subject to outstanding options under all Company sponsored plans and grants could not exceed 9% of the Company’s outstanding Common Stock, as of these dates. The table as of March 31, 2009, reflects the options granted by the Compensation Committee on March 25, 2009, as well as the options that were exercised and/or expired during the first quarter of 2009.

The following table sets forth information regarding the unexercised options held by the persons listed in the Summary Compensation Table. This table shows the option exercise price for each exercisable and unexercisable option held by each individual and the date upon which each option expires.
Outstanding Equity Awards at Year End 2008
	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Aldo C. Zucaro	300,000	-	$14.36	03/21/11
	318,750	-	16.86	03/20/12
	346,875	-	14.37	03/19/13
	346,875	-	19.32	03/09/14
	78,750	33,750	18.41	04/11/15
	126,000	154,000	21.48	05/26/16
	50,000	150,000	21.77	03/13/17
	-	-	12.95	03/18/18

Karl W. Mueller	37,500	-	20.02	03/09/14
	8,750	3,750	18.41	04/11/15
	15,750	19,250	21.48	05/26/16
	9,500	28,500	21.77	03/13/17
	2,500	22,500	12.95	03/18/18

James A. Kellogg	3,750	-	10.40	03/11/09 (1)
	4,219	-	6.40	03/22/10
	6,563	-	14.36	03/21/11
	7,500	-	16.86	03/20/12
	9,375	-	14.37	03/19/13
	25,000	-	19.32	03/09/14
	26,250	11,250	18.41	04/11/15
	27,000	33,000	21.48	05/26/16
	21,250	63,750	21.77	03/13/17
	-	-	12.95	03/18/18

Christopher S. Nard	28,125	-	6.40	03/22/10
	65,625	-	14.36	03/21/11
	56,250	-	16.86	03/20/12
	75,000	-	14.37	03/19/13
	75,000	-	19.32	03/09/14
	37,188	15,937	18.41	04/11/15
	33,750	41,250	21.48	05/26/16
	15,000	45,000	21.77	03/13/17
	10,000	90,000	12.95	03/18/18

R. Scott Rager	15,000	-	16.86	03/20/12
	27,500	-	19.32	03/09/14
	20,125	8,625	18.41	04/11/15
	21,150	25,850	21.48	05/26/16
	13,750	41,250	21.77	03/13/17
	3,750	33,750	12.95	03/18/18

Rande K. Yeager	14,063	-	16.86	03/20/12
	18,750	-	19.32	03/09/14
	9,625	4,125	18.41	04/11/15
	6,750	8,250	21.48	05/26/16
	1,250	3,750	21.77	03/13/17
	3,000	27,000	12.95	03/18/18

(1) These options expired without value on March 11, 2009.

Pension Plans

The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (“ORI Employees Retirement Plan” or "Company Plan") for eligible employees and those of participating subsidiaries who had been employed through year end, 2004. Persons whose employment commenced on or after January 1, 2005 are not eligible to participate in the Company Plan but may participate in the Company’s 401(k) ESSOP. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest “Final Average Monthly Earnings”) multiplied by the participant's years of service. Earnings include base salary and commissions, but exclude cash and deferred incentive compensation awards granted under the Company's current or former KEPRP.

      The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan (“ORI Excess Benefit Plan”) to provide certain key executives with pension benefits in excess of those provided by the Company Plan. The ORI Excess Benefit Plan is administered by the Compensation Committee of the Board of Directors, which selected the employees to participate in this plan from those who are participants in the Company Plan. Mr. Zucaro is the only listed Executive Officer who qualified for participation under the ORI Excess Benefit Plan, as this plan was closed to any additional participants as of December 31, 2004.

Employees of the Old Republic National Title Group (“ORNTG”) who had been employed through year end 2003, participate in the Old Republic National Title Group Pension Plan instead of the Company Plan. The ORNTG Plan operates in the same basic fashion as the Company’s Plan except that benefits are calculated differently.  The monthly benefit is 1.20% of the participants Final Average Monthly Earnings up to the Social Security Integration Level, and 1.75% of the amount in excess of that level, times the participant’s years of credited service limited to a maximum of 30 years. Employees who joined ORNTG on or after January 1, 2004 are ineligible to participate in the ORNTG’s Plan but may be eligible to participate in the Company’s 401(k) ESSOP.

Mr. Nard did not participate in the Company Plan because employees of Republic Mortgage Insurance Company (RMIC) participate in the RMIC Profit-Sharing Plan instead of the Company Plan. Likewise, Mr. Rager does not participate in the Company Plan.  He does, however, participate in the Great West Casualty Profit Sharing Plan and the Company’s ESSOP. These plans are described in following section.

The following table sets forth the present value of the estimated annual benefits payable to an employee:

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Aldo C. Zucaro	ORI Employees Retirement Plan	31.4	$1,123,059	-
	ORI Excess Benefit Plan	31.4	2,462,412	-
Karl W. Mueller	ORI Employees Retirement Plan	3.3	45,401	-
James A. Kellogg	ORI Employees Retirement Plan	31.8	709,443	-
Christopher S. Nard	None	-	-	-
R. Scott Rager	None	-	-	-
Rande K. Yeager	ORNTG Pension Plan	21.6	604,376	-
(1)
The present value of accumulated benefits payable following assumed retirement is calculated using interest and mortality assumptions consistent with those used for financial reporting purposes with respect to the companies’ audited financial statements. No discount is assumed for separation prior to retirement due to death, disability or termination of employment. The amount shown is based upon accrued service through 2008.

Employees Savings and Stock Ownership Plan

Under the Company's 401(k) qualified ESSOP, Employees' savings, up to a maximum of 6%, are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. The Company’s matching contribution applies to annual compensation up to a maximum of $150,000. For the year 2008, the Company’s match was set at 20% by this formula. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase the Company’s Common Stock as an investment option. Employer contributions are invested exclusively in the stock of the Company. Prior to 2007 employees over age 55 and with 10 years of service credited under the Plan could diversify a portion of the employer's contributions out of the Company's stock and into alternative investments based on their age and years of service with the Company. For the year 2007 and in each subsequent year, employees with three or more years of service as of the prior years’ end (“three years of service”) may diversity the annual contribution of Company stock into alternative investments. Further, employees with three years of service may also diversity, during 2007, one-third of the aggregate of prior years’ contributions of Company stock; during 2008, one-half of the remaining balance of contributions of Company stock; and during 2009, all of the prior contributions of Company stock. For employees with three years of service and who were over age 55 at December 31, 2005, all prior years’ contributions of Company stock may be diversified into alternative investments at any time. The alternative investment choices include a number of publicly traded stock and bond mutual funds. Employees may also change their investments from the alternate investments permitted into investments in the Company’s stock. However, the number of times an employee may change their investments into or out of the Company’s stock is annually limited. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement and are subject to minimum distribution requirements set out in Treasury regulations under the Internal Revenue Code.  At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company’s Common Stock.

Mr. Nard participates in the Company’s ESSOP as well as in the RMIC Profit Sharing Plan, a 401(k) qualified plan. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. There was no contribution made by RMIC in 2008 based upon RMIC’s performance in 2007. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase the Company’s Common Stock as an investment option. RMIC Profit Sharing Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.

Mr. Rager participates in the Company’s ESSOP as well as in the GWC Profit Sharing Plan, The GWC Profit Sharing Plan is a 401(k) qualified plan that covers substantially all employees of GWC and its affiliates. Under the terms of the Plan, employees may contribute up to 6% of their pay on a pretax basis and up to 10% of their pay on an after tax basis. Contributions are subject to an annual maximum (set at $15,500 in 2008) which increases annually to reflect changes in the cost of living. GWC matches 25% of any pretax contribution and at the discretion of GWC’s Board of Directors may make additional contributions as determined annually. Employees’ share in discretionary contributions on a proportional basis according to their earnings. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase the Company’s Common Stock as an investment option. GWC Profit Sharing Plan participants’ interest vests in increments of 20% of the Company’s contributions after two years of service and are 100% vested after six years of service. Benefits are payable upon normal retirement at age 65 and earlier upon death or permanent disability. Upon retirement a participant may elect a lump sum distribution or a direct rollover into an Individual Retirement Account.

Other Benefits

The Company’s philosophy on compensation does not encompass the disbursement of significant values by way of perquisites or personal benefits to its Executive Officers and other associates. Such benefits, as are in fact provided, include the personal value attributed to the use of Company supplied automobiles, the personal value of club memberships, and the value of personal meals. The value of these benefits to the CEO, CFO and other listed Executive Officers are shown in the “All Other Compensation” column of the Summary Compensation Table shown elsewhere in this proxy statement. The Company and most of its subsidiaries provide other employment benefits that are generally available to most other employees and include: 401(k) and profit sharing plans based on each subsidiary’s or operating unit’s profitability; group life insurance plans; group health insurance plans; paid holidays and vacations.

The Company also maintains pension plans for various subsidiaries. However, these plans have been closed to new entrants since December 31, 2004. Further, the Company maintains an Excess Benefit Plan designed to supplement the pensions of certain Executive Officers whose pension benefits were restricted by law. This Excess Benefit Plan has also been closed to new entrants since December 31, 2004. The only listed Executive Officer who is a beneficiary of such a plan is Mr. Zucaro. Additional information regarding the Company’s Pension Benefit Plans and Excess Benefit Plans are contained in the Pension Plans section shown elsewhere in this proxy statement.

Change of Control, Severance or Retirement

None of the Executive Officers have employment contracts, and all are considered “at-will” employees of the Company. Further, the Company has no change of control or severance agreements such as “golden parachutes” in place for any of its Executive Officers. However, the benefit plans referred to above would be affected, in limited ways, by a change of control of the Company. Such an event would not result in additional compensation or benefits being paid to any Executive Officer or employee for the Company. Rather, the effect would be to accelerate the vesting of benefits under these plans and require the immediate payment of all deferred balances under the Company’s Performance Recognition Plans.

The above notwithstanding, the Company and its Board of Directors retain the right to enter into employment contracts or institute golden parachute and similar benefits for a number of its executives and other key associates immediately, and at any time as circumstances may warrant, to protect the Company’s business interests. There is no assurance, however, that any of the selected executives would agree to such contracts.

Financial Restatement

The Company has adopted a policy that it will, to the extent permitted by law, attempt to recover bonuses, deferred compensation and stock option awards made to Executive Officers where such awards were predicated upon financial results that were subsequently the subject of a restatement resulting from any benefiting executive’s illegal or fraudulent actions. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid Executive Officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. In light of the above rule, the Company has not adopted any policy with respect to compensation in excess of $1,000,000 being paid to Executive Officers.

Stock Ownership Guidelines

The Company encourages all its employees to own Company stock directly or through employee benefit plans such as its 401(k) ESSOP. All of its senior Executive Officers and directors own shares of the Company’s stock. The Table on page 2 shows the nature and amount of such holdings.

In 2006, the Company formalized an equity ownership policy for its directors and senior officers. Pursuant to this policy directors are required to acquire holdings in the Company’s Common Stock with a value of at least $250,000. This policy allows new directors three years during which to acquire such ownership with the valuation of such stock based upon the greater of current market value attained at any point in time or the original acquisition cost. As applicable, existing directors were given through year end 2008 to increase their holdings in the Company’s Common Stock to aggregate such amount. As of year end 2008, all of the Company’s directors had holdings in excess of this requirement.

For the most senior officers of the Company, the recommended value of Common Stock ownership is based upon the following multiples of the officer’s base salary:

CEO of the Company	6 times
President of the Company	4 times
Other senior officers of the Company and senior officers of
subsidiaries with allocated capital in excess of $50 million	3 times
Senior officers of subsidiaries with allocated capital of less than $50 million	1.5 times

The value of all shares of Company Common Stock owned directly or held in employee benefit accounts by such officers together with the value of deferred compensation accounts are considered in meeting these objectives. Newly elected senior officers have five years to meet the pertinent requirement. Senior officers who have been associated with the Company for fewer than three years have until year end 2011 to meet the applicable requirement. Senior officers who have been affiliated with the Company for more than three years have until year end 2009 to meet the applicable requirement. Senior officers who are promoted to a position that suggests additional ownership of the Company’s Common Stock have three years from such promotion to meet the applicable requirement.

This Proxy Statement is filed by order of the Board of Directors.

SPENCER LEROY, III
Senior Vice President,
General Counsel, and
Secretary
Chicago, Illinois
April 1, 2009

OLD REPUBLIC INTERNATIONAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 22, 2009

3:00 p.m. Chicago Time

Offices of Old Republic International Corporation
22nd Floor Conference Center
307 North Michigan Avenue
Chicago, Illinois 60601

Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601                                                     proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2009.

The undersigned hereby appoints KARL W. MUELLER, SPENCER LEROY III and A. C. ZUCARO or any one of them (with full power of substitution in each) the proxy or proxies of the undersigned to vote, as designated below, all shares of Old Republic International Corporation Common Stock that the undersigned is entitled to vote at the annual meeting of the shareholders to be held in the 22nd Floor Conference Center at the offices of Old Republic International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601, on May 22, 2009, at 3:00 P.M., Chicago Time (CT), or at any adjournment thereof.

See reverse for voting instructions.

                                                  COMPANY #

                                    Vote by Internet, Telephone or Mail
                                    24 Hours a Day, 7 Days a Week

                                    Your phone or Internet vote authorizes the named
                                        proxies to vote your shares in the same manner as if you
                            marked, signed and returned your proxy card.

:   INTERNET – www.eproxy.com/ori
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 21, 2009.

(	PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 21, 2009.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of Class 1 Directors:	01 Harrington Bischof 02 Leo E. Knight, Jr.	03 Charles F. Titterton 04 Steven R. Walker	□	Vote FOR all nominees (except as marked)	□	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The ratification of the selection of PricewaterhouseCoopers LLP as the company’s auditor for 2009	□	For	□	Against	□	Abstain

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and in the proxy’s discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Address Change? Mark Box    □   Indicate changes below:                 Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.